UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25
                                                              SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING              0-19333

                                                               CUSIP NUMBER
                                                                09061Q 10 9

(Check One): [X] Form 10-KSB [ ] Form 11-K   [ ] Form 10-QSB [ ] Form N-SAR

             For Period Ended:  June 30, 2003

             [ ] Transition Report on Form 10-KSB
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-QSB
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended: __________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________
______________________________________________________________________________

PART I - REGISTRANT INFORMATION

Bion Environmental Technologies, Inc.
---------------------------------------------------------
Full Name of Registrant

18 East 50th Street, 10th Floor
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)

New York, New York 10002
---------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


     Due to substantial management and personnel turnover (including all accounting personnel) during the second half of the fiscal year, limited financial resources and the need to confirm all work done by all personnel no longer with the Company, completion of the Form 10-KSB is taking more time than had been anticipated.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Mark A. Smith                      719            256-5329
     ------------------------            -----------  ------------------
             (Name)                      (Area Code)  (Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940
     during the preceding 12 months (or for such shorter)
     period that the Registrant was required to file such
     reports) been filed?  If answer is no, identify report(s). [X]Yes   [ ]No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements
     to be included in the subject report or portion thereof?   [ ]Yes   [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________


                     Bion Environmental Technologies, Inc.
                 -------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: September 25, 2003         By: /s/ Mark A. Smith
                                    --------------------------------------
                                    Mark A. Smith, President



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